CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 15, 2005, relating to the financial statements and financial highlights which appears in the May 31, 2005 Annual Report to Shareholders of the Jensen Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP
       PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
September 26, 2005